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SOUTHWEST AIRLINES REPORTS OCTOBER TRAFFIC

DALLAS, TEXAS – November 7, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported October 2012 consolidated traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, year-to-date 2011 traffic results presented in the accompanying table include the combined results of Southwest Airlines and AirTran for periods prior to the acquisition date.
                The Company flew 8.5 billion revenue passenger miles (RPMs) in October 2012, compared to 8.7 billion RPMs flown in October 2011, a decrease of 2.4 percent.  Available seat miles (ASMs) decreased 1.6 percent to 10.5 billion in October 2012 from 10.7 billion ASMs in October 2011.  The October 2012 load factor was 80.7 percent, compared to 81.4 percent in October 2011.  For October 2012, passenger revenue per ASM (PRASM) is estimated to have increased approximately five percent compared to October 2011.
For the first ten months of 2012, the Company flew 86.6 billion RPMs, compared to 87.4 billion combined RPMs flown in the same period in 2011, a decrease of 1.0 percent.  The year-to-date 2012 ASMs decreased 0.4 percent to 107.5 billion from the combined level of 107.9 billion for the same period in 2011.  The year-to-date 2012 load factor was 80.5 percent, compared to the combined load factor of 81.0 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	OCTOBER
	2012	2011	CHANGE
Revenue passengers carried	9,147,369	9,439,474	(3.1)%

Enplaned passengers	11,262,984	11,532,252	(2.3)%

Revenue passenger miles (000)	8,497,347	8,708,832	(2.4)%

Available seat miles (000)	10,527,246	10,698,068	(1.6)%

Load factor	80.7%	81.4%	(0.7	)pts

Average length of haul	929	923	0.7%

Trips flown	111,863	117,171	(4.5)%

	YEAR-TO-DATE
	2012	2011	CHANGE
Revenue passengers carried	91,886,318	92,054,918	(0.2)%

Enplaned passengers	112,541,255	113,295,796	(0.7)%

Revenue passenger miles (000)	86,551,318	87,392,814	(1.0)%

Available seat miles (000)	107,471,535	107,918,707	(0.4)%

Load factor	80.5%	81.0%	(0.5	)pts

Average length of haul	942	949	(0.7)%

Trips flown	1,145,831	1,173,059	(2.3)%

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